AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 5, 2010

REGISTRATION NO. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

DYAX CORP.
(Exact name of registrant as specified in its charter)

Delaware	04-3053198
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300 Technology Square, Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated 1995 Equity Incentive Plan
(Full title of the plan)

Gustav A. Christensen
President and Chief Executive Officer
Dyax Corp.
300 Technology Square
Cambridge, Massachusetts 02139
 (Name and address of agent for service)

(617) 225-2500
(Telephone number, including area code, of agent for service)

Copy to:

Nathaniel S. Gardiner, Esq.
Edwards Angell Palmer & Dodge LLP
111 Huntington Avenue
Boston, Massachusetts 02199-7613
(617) 239-0100

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price(4)	Amount of registration fee
Common Stock, $.01 par value per share(1)	5,312,442	$2.41	$12,802,985.22	$912.85

(1)	Includes associated purchase rights which currently are evidenced by certificates for shares of Dyax Corp. Common Stock, and automatically trade with such shares.
(2)
Pursuant to Rule 416 under the Securities Act of 1933, to the extent additional shares of our Common Stock may be issued or issuable as a result of a stock split or other distribution declared at any time by our Board of Directors while this Registration Statement is in effect, this Registration Statement is hereby deemed to cover all such additional Common Stock.

(3)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) of the Securities Act. The price per share and aggregate offering price are based upon the average of the high and low asked prices of the registrant's common stock on July 30, 2010 as reported on The Nasdaq Global Market.

(4)
This Registration Statement registers an additional 5,312,442 shares issuable under our Amended and Restated 1995 Equity Incentive Plan (the “1995 Plan”).  We have previously registered 13,037,558 shares issuable under the 1995 Plan (3,600,000 shares under Registration Statement No. 333-146154, 1,299,432 shares under Registration No. 333-131416, 2,450,568 shares under Registration No. 333-119607, 2,000,000 shares under Registration No. 333-97523 and 3,687,558 shares under Registration No. 333-49852).

STATEMENT REGARDING INCORPORATION BY REFERENCE
FROM EFFECTIVE REGISTRATION STATEMENTS

This Registration Statement registers additional securities of the same class as other securities for which registration statements filed on Form S-8 relating to our Amended and Restated 1995 Equity Incentive Plan (the “1995 Plan”) are already effective.  Pursuant to Instruction E to Form S-8, we incorporate by reference into this Registration Statement the contents of the registration statements we filed on Forms S-8 (File Nos. 333-49852, 333-97523, 333-119607, 333-131416 and 333-146154) with the Securities and Exchange Commission on November 13, 2000, August 1, 2002, October 7, 2004, January 31, 2006 and September 18, 2007 in their entirety and including exhibits thereto, relating to the registration of 3,687,558, 2,000,000, 2,450,568, 1,299,432 and 3,600,000 shares of our Common Stock, $0.01 par value per shares, respectively, authorized for issuance under the 1995 Plan.  This Registration Statement provides for the registration of an additional 5,312,442 shares of our Common Stock authorized for issuance under the 1995 Plan (i) 812,442 shares of our Common Stock as a result of an automatic increase on January 1, 2007 and (ii) 4,500,000 shares pursuant to an amendment to the 1995 Plan adopted by our stockholders to increase the shares available under the 1995 Plan on May 14, 2009.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.     Exhibits.

See Exhibit Index immediately following the signature page.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cambridge, Commonwealth of Massachusetts, on August 5, 2010.

DYAX CORP.

By:	/s/ Gustav A. Christensen
Gustav A. Christensen
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Dyax Corp., hereby severally constitute and appoint Gustav A. Christensen, George Migausky and Ivana Magovcevic-Liebisch, and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 (including any post-effective amendments thereto), and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Dyax Corp. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Gustav A. Christensen	President and Chief Executive Officer	August 5, 2010
Gustav A. Christensen	(Principal Executive Officer) and Director

/s/ George Migausky	Executive Vice President and Chief	August 5, 2010
George Migausky	Financial Officer (Principal Financial and Accounting Officer)

/s/ Henry E. Blair	Chairman of the Board of Directors	August 5, 2010
Henry E. Blair

/s/ Constantine E. Anagnostopoulos	Director	August 5, 2010
Constantine E. Anagnostopoulos

/s/ Susan Bayh	Director	August 5, 2010
Susan Bayh

/s/ James W. Fordyce	Director	August 5, 2010
James W. Fordyce

/s/ Mary Ann Gray	Director	August 5, 2010
Mary Ann Gray

/s/ Thomas L. Kempner	Director	August 5, 2010
Thomas L. Kempner

/s/ Henry R. Lewis	Director	August 5, 2010
Henry R. Lewis

/s/ David McLachlan	Director	August 5, 2010
David J. McLachlan

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1
Amended and Restated Certificate of Incorporation of the Company.  Filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q (File No. 000-24537) for the quarter ended September 30, 2008 and incorporated herein by reference.

4.2
Amended and Restated By-laws of the Company. Filed as Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q (File No. 000-24537) for the quarter ended September 30, 2008 and incorporated herein by reference.

4.3
Certificate of Designations Designating the Series A Junior Participating Preferred Stock of the Company. Filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 000-24537) filed with the Commission on June 27, 2001 and incorporated herein by reference.

4.4
Rights Agreement dated June 27, 2001, by and between American Stock Transfer and Trust Company, as Rights Agent, and the Company. Filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 000-24537) and incorporated herein by reference.

5.1	Opinion of Edwards Angell Palmer & Dodge LLP as to the legality of the securities registered hereunder. Filed herewith.

23.1	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm. Filed herewith.

23.2	Consent of Edwards Angell Palmer & Dodge LLP. Included in its opinion filed as Exhibit 5.1.

24.1	Power of Attorney (included in the signature page hereto).